CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into on May 14, 2025 by and between Donaldson Company, Inc., a Delaware corporation with its principal place of business at 1400 West 94th Street, Bloomington, MN 55431 ("Donaldson"), and Thomas R. Scalf, residing at 9039 Whispering Oaks Trail, Shakopee, MN 55379 ("Scalf").

RECITALS

A. Scalf desires to voluntarily retire from Donaldson effective at the close of business on August 1, 2025.

B. Donaldson desires to engage Scalf after Scalf's retirement date to provide certain consulting services related to the transition of leadership and to be available to answer questions, as needed.

C. Scalf possesses the necessary background, information, expertise and experience to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Services

A. **Scope of Services:** Scalf agrees to provide the services as detailed below ("Services") during the Term:

- Be available to answer questions from Donaldson's designated personnel regarding Donaldson's global businesses, operations, strategies, and culture ("Business").
- Provide insights and guidance based on their prior experience and knowledge of Donaldson's Business.
- Participate in calls or meetings, as reasonably requested by Donaldson, to facilitate the transition process.

- Review and provide feedback on relevant documents and materials related to the transition, as reasonably requested by Donaldson.
- Other related tasks as mutually agreed upon in writing by Donaldson and Scalf.

2. Term and Termination

The provisions of Services under this Agreement shall commence on August 2, 2025 and shall continue for a period of five (5) months, concluding on December 31, 2025 (the "Term"), unless earlier terminated as by either party with no less than ten (10) business days written notice to the other party. Upon termination of this Agreement for any reason, Donaldson shall pay Scalf for all Services satisfactorily performed up to the effective date of termination in accordance with Section 3 (prorated for any partial month).

3. Compensation and Expenses

Donaldson shall pay Scalf a fixed consulting fee of $40,000 per month for the entire Term, payable monthly in arrears. Unless otherwise agreed upon in writing, Scalf shall be responsible for all expenses incurred in connection with the performance of the Services. However, Donaldson agrees to reimburse certain pre-approved expenses, Scalf shall submit detailed invoices with supporting documentation for such pre-approved expenses. Scalf shall submit invoices for any pre-approved expenses to Donaldson at month end. All invoices shall include a description of the Services performed, and the amount due.

4. Confidentiality

Scalf acknowledges that during the course of this consulting engagement, Scalf may have access to confidential and proprietary information of Donaldson, including but not limited to business plans, financial information, customer data, and intellectual property ("Confidential Information"). Scalf agrees to hold the Confidential Information in strict confidence and shall not, directly or indirectly, use, disclose, or communicate the Confidential Information to any

third party other than in connection with the performance of the Services without the prior written consent of Donaldson, except as required by law. This obligation shall survive the Term.

5. Independent Contractor Status

It is understood and agreed that Scalf is an independent contractor and not an employee, partner, joint venture, or agent of Donaldson, and Scalf shall not be entitled to any compensation or benefits provided by Donaldson to its employees. Donaldson shall not be responsible for withholding income taxes, social security taxes, unemployment insurance, or any other employment-related taxes on behalf of Scalf. Scalf shall be solely responsible for all such taxes and other obligations. Donaldson does not guarantee any particular tax consequence or result with respect to any amounts paid by Donaldson to Scalf pursuant to this Agreement.
Scalf shall have no authority to enter into any contracts or agreements on behalf of Donaldson or to otherwise bind Donaldson in any manner whatsoever.

6. Intellectual Property

Each party shall retain all right, title, and interest in and to its pre-existing intellectual property. Any tangible or intangible work product created by Scalf specifically for Donaldson as part of the Services (the "Work Product") shall be owned by Donaldson. Scalf hereby assigns to Donaldson all right, title, and interest in and to such Work Product, including all intellectual property rights therein.

7. Cooperation

Following the Term, Scalf will, upon reasonable request of Donaldson or its designee (i) reasonably consult with Donaldson regarding business matters that Scalf was involved with while employed by Donaldson; and (ii) be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable

activities in connection with any litigation or investigation, with respect to matters that Scalf then has or may have knowledge of by virtue of Scalf's employment with Donaldson or in connection with the Services. In connection with such cooperation requested by Donaldson, Donaldson will reimburse Scalf for reasonable out-of-pocket costs incurred as a result of Scalf's compliance with Scalf's obligations.

8. Representations and Warranties

Donaldson represents and warrants that it has the right to enter into this Agreement and to engage Scalf for the Services. Scalf represents and warrants that they have the necessary skills, experience, and qualifications to perform the Services in a professional and competent manner.

9. Indemnification

Donaldson agrees to indemnify and hold harmless Scalf from and against any and all claims, damages, liabilities, losses, costs, and expenses arising out of or relating to Donaldson's gross negligence or willful misconduct. Scalf agrees to indemnify and hold harmless Donaldson and its officers, directors, employees, and agents from and against any and all claims, damages, liabilities, losses, costs, and expenses arising out of or relating to Scalf's gross negligence or willful misconduct in the performance of the Services.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflict of laws principles.

11. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. For avoidance of doubt, this Agreement does not supersede or replace any obligations Scalf has under any agreements between Scalf and Donaldson entered into in connection with Scalf's employment with Donaldson and that have obligations that survive

Scalf's retirement from employment with Donaldson, such as any confidentiality or restrictive covenant agreement, each of which shall remain in effect in accordance with its terms.

12. Amendments or Waivers

No amendment to, modification of, or waiver of any portion of, this Agreement shall be effective unless in writing and signed by both parties.

13. Assignment

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that Donaldson may assign this Agreement to a successor in interest in connection with a merger, acquisition, or sale of substantially all of its assets.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

Donaldson Company, Inc.

By: ______________________ 5/14/25

Name: Darcy D. DeVincke

Title: Chief Human Resources Officer

Thomas R. Scalf

By: ______________________ 5/14/25

Name: Thomas R. Scalf